UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 3, 2014

Can-Cal Resources Ltd.

(Exact name of registrant as specified in its charter)

Nevada	0-26669	88-0336988
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

8205 Aqua Spray Avenue Las Vegas, Nevada 89128

(Address of Principal Executive Officers)                  (Zip Code)

Registrant's telephone number, including area code: (702) 243-1849

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

1.01       Entry into a Material Definitive Agreement

On March 3, 2014, Can-Cal Resources Ltd. (“Can-Cal”) entered into an amended and restated material supply agreement (the “Amended MSA”) with Candeo Lava Products, Inc. (“Candeo”). The Amended MSA amends and restates the terms of its existing MSA with Candeo dated April 9, 2013 (the “Original MSA”). Pursuant to the Amended MSA, Candeo is entitled to purchase volcanic lava or cinders from Can-Cal’s Pisgah Mine Project (the “Property”) that is not currently stockpiled on the Property (the “Material”) at a price equal to the greater of fifteen US dollars ($15) per ton and the net sales margins per ton removed from the Property realized as follows: (i) 35% of the net sales margins during the first year of mining; and (ii) 50% of the net sales margins for the subsequent years during the term of the Amended MSA (the “Production Payment”). Under the Amended MSA, Candeo has the exclusive right to remove an initial amount of up to 1,000,000 tons (the “Initial Amount”) of Material from the Property and additional incremental amounts (the “Additional Amounts”) of 1,000,000 tons each, upon the successful removal of the Initial Amount from the Property. Candeo’s right to remove the Additional Amounts from the Property is on the basis that once Candeo has removed the first Additional Amount of the Material from the Property, it shall automatically have the right to remove subsequent Additional Amounts of Material from the Property, so long as it removes its then current Additional Amount.

Candeo will be required to purchase a minimum of ten thousand (10,000) tons of Material during each of the first three years of the term of the agreement, all at a purchase price of fifteen US dollars (US$15.00) per ton, for a total payment of $150,000 per year in each of the first three years of the Term (the “Pre-Purchased Payments”), with credit being given by Can-Cal to Candeo for all pre-paid tons of Material that have already been purchased and paid for under the Original MSA. To date, Can-Cal has received US $64,750 as Pre-Purchased Payments. The Pre-Purchased Material will remain on the Property until Candeo commences its production operations or engages Can-Cal to mine and remove Material on Candeo’s behalf. In the event that Candeo engages Can-Cal to mine and remove any of the Material, Candeo shall pay all of Can-Cal’s reasonable costs and expenses in conducting such mining and removal operations plus a fee of 15%. All mining and removal operations on the Property will be subject to all necessary regulatory and other third party approvals being obtained. The Pre-Purchased Payments will not be refundable to Candeo but shall be credited against the first Production Payments.

The term of the Amended MSA has been extended from an initial period of ten (10) years to twenty (20) years (the “Primary Term”). Under the Amended MSA, Candeo also has the option to extend the term of the Amended MSA for an additional thirty (30) years exercisable at any time with no less than three (3) months written notice prior to the expiration of the Primary Term, provided that Candeo is not in default under any of the provisions of the Amended MSA and that the whole of the Initial Amount has been removed from the Property.

This description of the Amended MSA does not purport to be complete and is qualified in its entirety by reference to the Amended MSA, which is included as Exhibit 2.1 and is incorporated herein by reference.

A copy of the press release disclosing the amended and restated material supply agreement is included as Exhibit 99.1 and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

9.01       Financial Statements and Exhibits

Exhibits

The following exhibits are furnished with this Form 8-K:

2.1	Amended and Restated Material Supply Agreement dated March 3, 2014 between Can-Cal Resources Ltd. and Candeo Lava Products, Inc.

99.1	Press Release dated March 5, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 5, 2014

Can-Cal Resources Ltd.

By: /s/(signed) “Michael Hogan”
Michael Hogan, Chief Executive Officer